SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: January 21, 2009
Century Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	0-15752	04-2498617
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

400 Mystic Avenue		02155
Medford, MA		(Zip Code)
(Address of principal executive
offices)
(781) 391-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
     On January 14, 2009, the Board of Directors (the “Board”) of Century Bancorp, Inc. (the “Company”) ratified the approval by the Compensation Committee of the Board (the “Committee”) on November 25, 2008 of certain changes to the Company’s Supplemental Executive Retirement and Insurance Plan (the “Plan”) and its authorization of management to amend the Plan document accordingly as soon as reasonably practicable.
     The Board ratified the Committee’s vote to allow participants to be designated as members of the Executive Management Group under the Plan. The Plan had previously been amended to close this designation to new Plan participants. The Committee has discretion to designate members of the group from time to time. The benefits to which Executive Management Group members are entitled under the Plan vary from those to which other participants in the Plan are entitled, and the vesting periods for group members and other participants are different.
     The Board also ratified the Committee’s vote to allow the Committee in its discretion to give a participant credit for years of service additional to those to which such participant would otherwise have been entitled.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On January 14, 2009, the Board ratified the Committee’s admission of Linda Sloane Kay, William P. Hornby and Brian J. Feeney into the Plan as members of the Executive Management Group effective as of January 1, 2009 and the Committee’s vote to credit Mr. Feeney with one additional year of participation in the Plan.
     The Board also ratified the Committee’s vote to credit Barry R. Sloane with two additional years of participation in the Plan and its affirmation that he was admitted into the Plan as a member of the Executive Management Group as of April 5, 2004.

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY BANCORP, INC.
/s/ William P. Hornby
William P. Hornby, CPA
Chief Financial Officer and Treasurer

Dated: January 21, 2009